Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

July 29, 2022

Enbridge Inc.,

200, 425 – 1st Street S.W.,

Calgary, Alberta,

Canada T2P 3L8.

Enbridge Energy Partners, L.P.,

Spectra Energy Partners, LP,

5400 Westheimer Court,

Houston, Texas 77056.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of an unlimited amount of securities that may include debt securities (the “Debt Securities”) of Enbridge Inc., a corporation organized under the laws of Canada (the “Company”), and guarantees of the Debt Securities (the “Guarantees”) of either or both of Enbridge Energy Partners, L.P., a Delaware limited partnership (“EEP”), and Spectra Energy Partners, LP, a Delaware limited partnership (“SEP” and, together with EEP, the “Subsidiary Guarantors”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the Debt Securities and the Guarantees and of their issuance and, in the case of the Debt Securities, sale have been duly established pursuant to an existing or subsequent corporate authorization and in conformity with the Indenture, dated as of February 25, 2005 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of March 1, 2012, between the Company and the Trustee, the Sixth Supplemental Indenture, dated as of May 13, 2019, among the Company, the Subsidiary Guarantors and the Trustee and the Eighth Supplemental Indenture, dated as of June 28, 2021, among the Company, the Subsidiary Guarantors and the Trustee (the Base Indenture as so amended and supplemented, the “Indenture”), so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Subsidiary Guarantors, as applicable, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or the Subsidiary Guarantors, as applicable, and the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and, in the case of the Debt Securities, sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the respective Subsidiary Guarantors, in each case subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Debt Securities and the Guarantees.

We note that, as of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit or a Guarantee thereof in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Debt Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such Debt Security or Guarantee would be required to render such judgment in the foreign currency in which the Debt Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

Enbridge Inc.

Enbridge Energy Partners, L.P.

Spectra Energy Partners, LP

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Delaware Revised Uniform Limited Partnership Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Canadian law, we note that you have received an opinion, dated the date hereof, of McCarthy Tétrault LLP. In rendering the foregoing opinion, we have assumed, without independent verification, that the Company is duly organized, validly existing and in good standing under the laws of Canada, that the Indenture was duly authorized, executed and delivered by the Company insofar as the laws of Canada are concerned and that all corporate action by the Company related to the Debt Securities and the Guarantees was or will be duly authorized as a matter of Canadian law.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Subsidiary Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP